Exhibit 99.1

Unaudited pro forma condensed

combined financial information

The following unaudited pro forma condensed combined financial information is based upon the historical consolidated financial information of Frontier and the historical combined special-purpose financial information of Verizon’s Separate Telephone Operations included elsewhere in this offering memorandum, and has been prepared to reflect the transactions based on the acquisition method of accounting, with Frontier treated as the accounting acquirer. Under the acquisition method, the assets and liabilities of Verizon’s Separate Telephone Operations will be recorded by Frontier at their respective fair values as of the date the merger is completed. The unaudited pro forma condensed combined financial information presents the combination of the historical financial statements of Frontier and the historical financial statements of Verizon’s Separate Telephone Operations, adjusted to give effect to (1) the transfer of specified assets and liabilities from Verizon to Spinco in the distribution immediately prior to the spin-off that are not included in Verizon’s Separate Telephone Operations’ historical balance sheet as of December 31, 2009 and the retention of specified assets and liabilities by Verizon that are included in Verizon’s Separate Telephone Operations’ historical balance sheet as of December 31, 2009, as more fully described in note 4(c) below, (2) the incurrence by Spinco of new debt (including the notes) to finance the special cash payment to Verizon, as more fully described in note 4(a) below, (3) the distribution of shares of Spinco common stock to a third-party distribution agent for the benefit of Verizon stockholders, (4) the receipt by Verizon from Spinco of $3,333 million in aggregate value in the form of the special cash payment and the Verizon debt reduction as more fully described in note 4(a) below and (5) the merger of Spinco with and into Frontier, with Frontier considered the accounting acquirer, based on the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information. The historical financial information has been adjusted to give effect to events that are directly attributable to the transactions and factually supportable and, in the case of the statement of operations information, that are expected to have a continuing impact.

The unaudited pro forma condensed combined balance sheet information has been prepared as of December 31, 2009, and gives effect to the transactions as if they had occurred on that date. The unaudited pro forma condensed combined statement of operations information, which has been prepared for the year ended December 31, 2009, gives effect to the transactions as if they had occurred on January 1, 2009.

The unaudited pro forma condensed combined financial information was prepared using (1) the audited combined special-purpose financial statements of Verizon’s Separate Telephone Operations as of and for the year ended December 31, 2009, included in this offering memorandum, and (2) the audited consolidated financial statements of Frontier as of and for the year ended December 31, 2009, included in this offering memorandum.

The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have been achieved had the transactions been completed at the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or results of operations of the combined company after completion of the merger. In the opinion of Frontier’s management, all adjustments considered necessary for a fair presentation have been included.

The unaudited pro forma condensed combined financial information does not give effect to any potential cost savings or other operating efficiencies that could result from the merger. In addition, the fair value of the assets acquired and liabilities assumed are based upon estimates. The final allocation is dependent upon valuations and other studies that will not be completed until after the merger is consummated. Accordingly, pro forma adjustments for the allocation of the value of Frontier common stock to be issued by Frontier as consideration as discussed in note (2) below are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information in this offering memorandum.

Frontier Communications Corporation and subsidiaries

Unaudited pro forma condensed combined

balance sheet information

As of December 31, 2009

($ in millions)

		Verizon’s Separate Telephone Operations
	Frontier	Verizon’s Separate Telephone Operations as reported	Incurrence of new debt (4a)	Special cash payment (4b)	Additional transfer of assets and liabilities to/from Verizon (4c)	Verizon’s Separate Telephone Operations as adjusted	Pro forma adjustments (4d)	Pro forma combined

Assets:
Cash and cash equivalents	$359	$—	$2,708	$(2,708)	$—	$—	$—	$359	(4e)
Accounts receivable, net	191	391				391		582
Other current assets	130	255			(115)	140		270

Total current assets	680	646	2,708	(2,708)	(115)	531		1,211
Property, plant and equipment, net	3,134	5,266			98	5,364		8,498
Goodwill, net	2,642						3,562	6,204
Other intangibles, net	247						1,180	1,427
Other assets	175	2,444	65		(2,359)	150		325

Total assets	$6,878	$8,356	$2,773	$(2,708)	$(2,376)	$6,045	$4,742	$17,665

Liabilities and stockholders’ equity
Long-term debt due within one year	$7	$375	$—	$—	$—	$375	$—	$382
Accounts payable and other current liabilities	386	607			(166)	441	37	864

Total current liabilities	393	982			(166)	816	37	1,246
Deferred income taxes	722	1,310			(471)	839	437	1,998
Other liabilities	630	1,369			(944)	425		1,055
Long-term debt	4,794	250	2,773			3,023		7,817

Total long-term liabilities	6,146	2,929	2,773		(1,415)	4,287	437	10,870
Stockholders’ equity	339	4,445		(2,708)	(795)	942	4,268	5,549

Total liabilities and stockholders’ equity	$6,878	$8,356	$2,773	$(2,708)	$(2,376)	$6,045	$4,742	$17,665

See notes to unaudited pro forma condensed combined financial information.

Frontier Communications Corporation and subsidiaries

Unaudited pro forma condensed combined statement of operations information

For the year ended December 31, 2009

($ in millions, except per share amounts)

	Frontier	Verizon’s Separate Telephone Operations	Adjustments		Pro forma combined

Revenue	$2,118	$4,065	$16	(5a)	$6,071
			(66	) (5b)
			(62	) (5d)
Cost and expenses (exclusive of depreciation and amortization)	1,007	2,742	10	(5a)	3,193
			(63	) (5b)
			(412	) (5c)
			(62	) (5d)
			(26	) (5e)
			(1	) (5f)
			(2	) (5h)
Depreciation and amortization	477	781	3	(5a)	1,511
			236	(5g)
			14	(5h)
Acquisition and integration costs	28		(28	) (5e)	—

Total operating expenses	1,512	3,523	(331)		4,704

Operating income (loss)	606	542	219		1,367
Investment and other income (expense), net	(37)	1	—		(36)
Interest expense	378	92	229	(5i)	648
			(51	) (5j)
Income tax expense (benefit)	70	159	15	(5k)	244

Net income (loss)	$121	$292	$26		$439

Basic and diluted income per common share:	$0.38				$0.44

Weighted-average shares outstanding (in millions)	310				987

See notes to unaudited pro forma condensed combined financial information.

Notes to unaudited pro forma condensed

combined financial information

1.	Description of the Transactions

On May 13, 2009, Verizon, Frontier and Spinco, a wholly owned subsidiary of Verizon, entered into the merger agreement pursuant to which Spinco will merge with and into Frontier, with Frontier surviving the merger as the combined company. Pursuant to the merger agreement, Verizon stockholders will receive shares of Frontier common stock in an amount to be determined at the closing of the merger, which shares of Frontier common stock are assumed for purposes of the pro forma condensed combined financial information to have a value of $5,247 million.

Immediately prior to the merger, Spinco (1) will hold defined assets and liabilities of the local exchange business and related landline activities of Verizon in Arizona, Idaho, Illinois, Indiana, Michigan, Nevada, North Carolina, Ohio, Oregon, South Carolina, Washington, West Virginia and Wisconsin and in portions of California bordering Arizona, Nevada and Oregon, including Internet access and long distance services and broadband video provided to designated customers in those states, and (2) will be spun off to Verizon stockholders. In addition, subject to obtaining a certificate of public convenience in Virginia, which is not a condition to the merger, we will also serve approximately 300 customers in a portion of Virginia bordering West Virginia. In connection with the spin-off, Verizon will receive from Spinco $3,333 million in aggregate value in the form of the special cash payment, the Verizon debt reduction and, if required, Spinco debt securities. The parties expect, and it is assumed for purposes of the pro forma condensed combined financial information, that no Spinco debt securities will be issued to Verizon in connection with the transactions.

The exact number of shares to be issued by Frontier will be determined based on the average of the volume-weighted averages of the trading prices of Frontier common stock for the 30 consecutive trading days ending on the third trading day before the closing of the merger, subject to a collar such that in no case will such average Frontier common stock price, for the purpose of determining the number of shares of Frontier common stock to be issued to Verizon stockholders at the closing of the merger, be lower than $7.00 or higher than $8.50. Depending on the trading prices of Frontier common stock prior to the closing of the merger, immediately after the closing of the merger, Verizon stockholders will own between approximately 66% and 71% of the combined company’s outstanding equity, and Frontier stockholders will own between approximately 29% and 34% of the combined company’s outstanding equity. Additionally, the aggregate consideration to be received by Verizon stockholders referred to above is subject to increase by any amounts paid, payable or forgone by Verizon pursuant to orders or settlements that are issued or entered into in order to obtain governmental approvals in the Spinco territory that are required to complete the merger or the spin-off. As a result, the number of shares of Frontier common stock issuable pursuant to the merger agreement may increase. Verizon will not own any shares of Frontier after the merger.

Verizon received a favorable ruling from the IRS indicating, with certain caveats, that the spin-off and merger qualify as tax-free transactions, except to the extent that cash is paid to Verizon stockholders in lieu of fractional shares. As expected, the IRS ruling does not rule that the spin-off satisfies every requirement of a tax-free spin-off, and the parties will rely solely on an opinion of counsel to determine that such additional requirements are satisfied.

The pro forma condensed combined financial information was prepared using the accounting standard relating to Business Combinations. For purposes of the pro forma condensed combined financial information, estimated transaction costs have been disregarded and are therefore not reflected except for the estimated debt incurrence fees of $65 million as described in Note 4(a) below. The aggregate estimated transaction costs (other than debt incurrence fees referred to above) are expected to be approximately $55 million and include estimated costs associated with investment banker advisory fees, legal fees, and regulatory and auditor services of Frontier. Approximately $18 million of transaction costs were recognized by Frontier for the year ended December 31, 2009, and the balance of $37 million is reflected as an accrual in the Pro Forma adjustments column on the unaudited pro forma condensed combined balance sheet. These costs are eliminated as a pro forma adjustment in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2009. In addition, the combined company will incur integration costs primarily related to information systems, network and process conversions (including hardware and software costs). The specific details of these integration plans will be refined as the integration is implemented over the next three years after completion of the transactions and will be recorded based on the nature and timing of the specific action. For purposes of the pro forma condensed combined financial information, it is assumed that no amounts will be paid, payable or forgone by Verizon pursuant to orders or settlements issued or entered into in order to obtain governmental approvals in the Spinco territory that are required to complete the merger or the spin-off.

Frontier is considered the accounting acquirer for purposes of the preparation of the pro forma condensed combined financial information. This conclusion is based upon Frontier’s consideration of all relevant factors included in the accounting standard relating to Business Combinations including (1) the issuance by Frontier of its common stock to Verizon stockholders to acquire the Spinco business through the merger of Spinco with and into Frontier, (2) the composition of the board of directors of the combined company, which will initially consist of nine Frontier-selected directors and three Verizon-selected directors, and (3) the composition of the executive management team of the combined company, which will be led by current Frontier executives, including its Chief Executive Officer, Chief Operating Officer and Chief Financial Officer.

The merger is subject to customary closing conditions and regulatory approvals. Subject to these conditions, it is anticipated that the merger will be completed by the end of the second quarter of 2010.

2.	Basis of Preliminary Estimated Transaction Consideration Allocation

The allocation presented below represents the effect of recording on a preliminary basis the value of Frontier common stock to be issued by Frontier as consideration in the merger under the acquisition method of accounting (dollars in millions):

Estimated transaction consideration:		$5,247
Current assets	$531
Property, plant & equipment—net	5,364
Goodwill	3,562
Customer list	1,180
Other assets	150
Current liabilities	(816)
Deferred income taxes	(1,276)
Long-term debt	(3,023)
Other liabilities	(425)

Total net assets acquired	$5,247

The allocation of the value of the Frontier common stock to be issued by Frontier as consideration in the merger to assets and liabilities is preliminary. The final allocation of the value of the Frontier common stock to be issued by Frontier as consideration in the merger will be based on the actual value of the Frontier common stock to be issued by Frontier as consideration in the merger and the fair values of assets acquired and liabilities assumed as of the effective time of the merger, determined based upon a third-party valuation. The valuation will be completed after consummation of the merger. There can be no assurance that the actual allocation will not differ significantly from the preliminary allocation.

The above noted preliminary allocation includes deferred taxes that are established at acquisition. Deferred taxes represent the tax effect at 37% of the non-deductible step-up in value of the customer list (($1,180 million x 0.37) = $437 million). The offsetting entry to establish the deferred tax liability is recorded as goodwill.

3.	Frontier common stock to be issued:

The following assumptions have been made regarding the number of shares to be issued by Frontier and show the resulting impact on relative share ownership and earnings per share:

Projected Value of shares to be issued (in millions)	$5,247	$5,247	$5,247
Divided by Price Per Share	$7.00	$7.75	$8.50

Projected Shares to be Issued to Verizon stockholders (in millions)	750	677	617
Frontier Shares Outstanding at December 31, 2009, pre-merger (in millions)	312	312	312

Total Shares after merger (in millions)	1,062	989	929

Percentage ownership by Frontier stockholders after merger	29%	32%	34%
Percentage ownership by Verizon stockholders after merger	71%	68%	66%

Impact on Pro Forma Earnings Per Share (basic and diluted), Year Ended December 31, 2009:

Pro Forma Weighted Average
Shares outstanding (in millions):
Frontier pre merger	310	310	310
Plus shares issued in the merger	750	677	617

Total Pro Forma Weighted Average shares outstanding	1,060	987	927

Pro Forma Net Income (dollars in millions)	$439	$439	$439
Pro Forma Earnings Per Share (basic and diluted)	$0.41	$0.44	$0.47

4.	Balance Sheet Adjustments:

(a)

Prior to or substantially contemporaneous with the contribution of the Spinco business to Spinco by Verizon, Spinco will incur one or more term loan bank borrowings or capital markets issuances (including the notes) to finance the special cash payment to Verizon. The amount of the special cash payment is subject to a limit of $3,333 million and will be reduced by the amount of long-term debt (including current maturities) of Verizon that will become the consolidated indebtedness of Spinco at the time of the spin-off. At December 31, 2009, Verizon’s Separate Telephone Operations had long-term debt, including current maturities, of $625 million. The adjustment presented therefore assumes debt incurrence of $2,773 million with net cash proceeds to Spinco of $2,708 million after estimated debt incurrence fees of $65 million. The new debt is assumed to be long-term debt issued at par and to bear interest at a weighted average rate of 8.25%.

Total cash to be paid to Verizon of $2,708 million plus distribution date indebtedness of Verizon’s Separate Telephone Operations of $625 million provides Verizon with total value of $3,333 million.

$200 million of the $625 million of Verizon’s Separate Telephone Operations’ debt as of December 31, 2009, was repaid on February 15, 2010. An additional $175 million of such debt matures on June 1, 2010. The amount of new debt to be incurred by Spinco as part of the special cash payment financing will therefore increase in an amount that corresponds to the amount of any additional repayment of such debt. For purposes of the pro forma condensed combined financial information, we have assumed an estimated debt incurrence fee of $65 million in all cases for the new debt to be incurred by Spinco. Assuming the closing of the merger occurs after June 1, 2010, Spinco will borrow approximately $3,148 million ($2,773 million as shown in the column titled “Incurrence of New Debt”, plus $375 million in aggregate principal amount of additional borrowings). The repayment at maturity of the debt by Verizon does not impact the total “as adjusted” debt of Verizon’s Separate Telephone Operations or the debt of the combined company. Interest expense is expected to rise slightly based upon the rate differential between Verizon’s Separate Telephone Operations’ existing debt and the assumed interest rate applicable to the new debt to be incurred by Spinco. Assuming the repayment of $375 million of Verizon’s Separate Telephone Operations’ existing debt and the corresponding increase in the amount of additional new debt to be raised by Spinco as part of the special cash payment financing, a rate increase of 2% between such existing debt and the additional new debt would result in an $8 million increase in the annual interest expense of the combined company.

The parties expect, and it has been assumed for purposes of the pro forma condensed combined financial information, that no Spinco debt securities will be issued to Verizon in connection with the transactions.

(b)	This adjustment represents a special cash payment to Verizon by Spinco from the net cash proceeds of the assumed debt offering described in 4(a) above.

(c)	Verizon’s Separate Telephone Operations are adjusted to (1) include assets and liabilities that will be transferred to Spinco but are not included in Verizon’s Separate Telephone Operations’ financial statements provided elsewhere in this offering memorandum and (2) exclude assets and liabilities that will be retained by Verizon that are included in Verizon’s Separate Telephone Operations’ financial statements provided elsewhere in this offering memorandum. A brief description of these items follows (dollars in millions):

Balance	Amount	Reason

Other current assets	$(83)	Intercompany receivables retained by Verizon

	(3)	Receivables related to businesses retained by Verizon

	2	Receivables related to approximately 23,000 California access lines transferred to Spinco but not included in Verizon’s Separate Telephone Operations financial information

	(8)	Deferred income taxes related to uncertain tax balances and postemployment benefits retained by Verizon

	(23)	Inventory net transfer

$(115)

Property, plant and equipment, net	$25	Fixed assets related to approximately 23,000 California access lines referenced above

	(65)	Fixed assets related to Verizon’s national operations to be retained by Verizon

	73	Verizon corporate real estate in the Spinco territory transferred to Spinco

	60	Capital expenditures to permit stand-alone operation of Spinco

	5	Corporate leased vehicles in the Spinco territory to be transferred to Spinco

$98

Other assets	$(2,325)	Prepaid pension in excess of actuarial liability retained by Verizon

	(34)	Reclassify capital expenditures to permit stand-alone operation of Spinco to Property, plant and equipment

(2,359)

Accounts payable and other current liabilities	$(126)	Intercompany payables retained by Verizon

	(27)	Accrued income taxes retained by Verizon

	(14)	Postemployment benefits retained by Verizon

	1	Accounts payable and accrued liabilities related to approximately 23,000 California access lines referenced above

$(166)

Other liabilities	$(886)	Pension, other postretirement employee benefits of retirees, stock-based compensation and postemployment benefits retained by Verizon

	5	Corporate leased vehicles in the Spinco territory transferred to Spinco

	3	Other liabilities related to approximately 23,000 California access lines referenced above

	(66)	Accrued uncertain tax position liability retained by Verizon

$(944)

Deferred income taxes	$(471)	Deferred income taxes on the adjustments above

Parent funding	$(795)	Reflects the aggregate impact of the above noted entries

The pension and other postretirement employee benefits adjustments are based on a preliminary actuarial evaluation obtained from a third party. The final actuarial evaluation completed at the time of completion of the merger may be different from that reflected in the pro forma condensed combined financial information. This difference including the related impact on deferred taxes may be material.

(d)	(i) This adjustment in the amount of $3,562 million ($3,125 million + $437 million) reflects the goodwill associated with the excess of the transaction consideration issued over the preliminary estimated fair value of the underlying identifiable net tangible and intangible assets at December 31, 2009 ($3,125 million), and reflects the impact of the deferred taxes established in (iii) below ($437 million).

(ii) This adjustment in the amount of $1,180 million reflects the preliminary fair value of the identifiable intangible asset (customer list) which was estimated by Frontier’s management based on the fair values assigned to similar assets in recently completed acquisitions (a market approach). A third party valuation firm will be utilized to help determine the final fair value after the merger is completed. The estimated useful life of the customer list asset was assumed to be five years.

(iii) This adjustment in the amount of $437 million reflects the deferred taxes associated with the non-deductible customer list asset ($1,180 million x 37% = $437 million) based on an assumed tax rate of 37%.

(iv) This adjustment in the amount of $37 million records the estimated unpaid non-recurring costs for acquisition related transaction costs, primarily bankers, lawyers and consulting advisory fees.

(v) This adjustment in the amount of $4,268 million ($5,247 million – $942 million – $37 million) eliminates the “as adjusted” net equity of Verizon’s Separate Telephone Operations ($942 million) and reflects Frontier’s issuance of common stock to Verizon stockholders ($5,247 million) less unpaid estimated transaction costs of $37 million as of December 31, 2009.

(e)	A portion of the pro forma combined cash and cash equivalents is expected to be held in escrow accounts or otherwise restricted after the closing of the merger in order to satisfy certain commitments to be made by Frontier in connection with obtaining regulatory approvals for the transactions. The amount of such restricted cash will be determined in connection with obtaining those regulatory approvals.

5.	Income Statement Adjustments:

(a)	This adjustment reflects results of operations related to the transfer of approximately 23,000 California access lines, representing a portion of the Spinco business not included in Verizon’s Separate Telephone Operations, to the combined company.

(b)	This adjustment reflects results of operations of wireless directory assistance, long distance revenues from calling cards and discontinued services, and customer premises equipment contracts that will not be transferred in the transactions.

(c)	This adjustment reflects pension, other postretirement employee benefits of retirees and postemployment benefits retained by Verizon.

(d)	This adjustment conforms the classification of bad debt expenses by Verizon’s Separate Telephone Operations to the classification policy of Frontier.

(e)	This adjustment reflects the removal of acquisition, integration and realignment expenses related to activities to enable Spinco to operate on a stand-alone basis in connection with the proposed business combination with Frontier.

(f)	This adjustment reflects the removal of transactions between Verizon’s Separate Telephone Operations and Frontier.

(g)	This adjustment reflects amortization expense associated with the customer list asset estimated in note 4(d) above assuming an estimated useful life of five years which corresponds to an increase in depreciation and amortization of $236 million for the year ended December 31, 2009.

The actual depreciation and amortization expense will be based on the final fair value attributed to the identifiable tangible and intangible assets based upon the results of the third-party valuation of the acquired assets. The depreciation and amortization rates may also change based on the results of this third-party valuation. There can be no assurance that the actual depreciation and amortization expense will not differ significantly from the pro forma adjustment presented.

(h)	This adjustment reflects depreciation on Verizon corporate real estate in the Spinco territory transferred to Spinco, net of depreciation in fixed assets related to Verizon national operations to be retained by Verizon and related rent expense allocated to Verizon’s Separate Telephone Operations.

(i)	This adjustment reflects additional interest expense on $2,773 million of new debt (including the notes) to be incurred by Spinco prior to the merger, based on an assumed weighted average interest of 8.25%. Assuming the principal amount of new debt does not change, a 0.5% increase or decrease in the assumed interest rate would change interest expense by approximately $14 million annually ($16 million if $3,148 million is incurred; see Note 4(a)).

(j)	This adjustment adjusts interest expense of Spinco to represent the annualized third party interest charge on the long-term debt, including current maturities ($625 million) contributed by Verizon to Spinco.

(k)	This adjustment reflects the tax effect of the adjustments described in notes 5(a) through 5(j) above, using an estimated effective income tax rate of 37%.